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Contact:  Kimberly A. Welch  248-354-1916
          Jim Fisher 248-354-1916

FOR IMMEDIATE RELEASE

Federal-Mogul Names Shirley D. Peterson to Board of Directors
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     Southfield, Michigan, September 23, 2002...The Board of Directors of
Federal-Mogul Corporation (OTC Bulletin Board:FDMLQ) today announced that attorney Shirley D. Peterson has been named to the board, effective immediately.

     Peterson, 61, is a former president of Hood College in Frederick, Maryland, and was the first woman to serve as commissioner of the United States Internal Revenue Service (IRS). She was also the first woman to serve as assistant attorney general (Tax Division), for the U.S. Department of Justice.

     "Federal-Mogul is very fortunate to gain the insight and perspective of this proven leader whose career has encompassed the practice of law, public service and higher education," said Chairman and Chief Executive Officer Frank Macher. "The qualities that have distinguished Shirley most throughout her career are her leadership ability and her commitment to achieving positive change."

     A Colorado native, Peterson was president of Hood College, an independent liberal arts college, from 1995-2000. From 1989-93, she served in the U.S. government, first appointed by President Bush as assistant attorney general in the Tax Division of the Department of Justice, then appointed as commissioner of the IRS where she was responsible for a budget of $7.3 billion and 115,000 employees. In her tenure with the IRS, she helped advance changes designed to improve productivity, customer satisfaction and taxpayer compliance. She also was a partner in the law firm of Steptoe & Johnson, where she spent a total of 22 years from 1969-89 and 1993-94.

     Peterson has been on the board of directors of Bethlehem Steel Corporation since 1996, and has been an independent trustee of Scudder Mutual Funds since 1995. She serves on the board of directors of the National Legal Center for the Public Interest, the Bryn Mawr College Board of Trustees and the board of advisors for the American University Tax Clinic. She previously served on the Special Commission on Maryland Ethics.

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     Among the awards and honors received by Peterson are the Luther Institute's
National Laywoman Wittenberg Award (1998) in recognition of public service and leadership, the Treasury Department's Distinguished Service Award (1993), and the Edmund J. Randolf Award from the U.S. Department of Justice for outstanding service (1991).

     Peterson graduated cum laude from Bryn Mawr College in 1963 with a bachelor of arts degree and then she went on to graduate cum laude from the New York University School of Law in 1967.

     Federal-Mogul is a global supplier of automotive components and sub-systems serving the world's original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents. Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs 49,000 people in 24 countries. For more information on Federal-Mogul, visit the company's web site at http://www.federal-mogul.com.

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